Exhibit 5.4

[Hovnanian Enterprises, Inc. Letterhead]

October 2, 2012

Hovnanian Enterprises, Inc.

110 West Front Street

P.O. Box 500

Red Bank, New Jersey 07701

K. Hovnanian Enterprises, Inc.

110 West Front Street

P.O. Box 500

Red Bank, New Jersey 07701

Ladies and Gentlemen:

I am Vice President and Corporate Counsel of K. Hovnanian Enterprises, Inc., a California corporation (“K. Hovnanian”) and Hovnanian Enterprises, Inc., a Delaware corporation (the “Company”).  K. Hovnanian, the Company and the Guarantors (as defined below) have filed a Registration Statement on Form S-3 (File No. 333-173365) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which K. Hovnanian has issued of $100,000,000 stated amount of 6.00% Exchangeable Note Units (the “Units”), each with a stated amount of $1,000.00 per Unit, including 10,000 Units K. Hovnanian has issued pursuant to the over-allotment option granted to the underwriters, pursuant to the Underwriting Agreement, dated September 19, 2012 (the “Underwriting Agreement”), among K. Hovnanian, the Company and the subsidiary guarantors named in Schedule B to the Underwriting Agreement (such subsidiary guarantors, and together with the Company, the “Guarantors” and each, a “Guarantor”) and the underwriters named therein.  Each Unit initially consists of (i) an exchangeable senior note bearing no cash interest, (each, an “Exchangeable Note,” and collectively, the “Exchangeable Notes”) issued by K. Hovnanian and unconditionally guaranteed on a senior basis by the Guarantors, which has an initial principal amount of $768.51 per Exchangeable Note (and an initial aggregate principal amount of $76,851,000) that will accrete to $1,000.00 at the maturity date of December 1, 2017 and will be exchangeable, at the holder’s option, into the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), and (ii) a senior amortizing note (each, an “Amortizing Note,” and collectively, the “Amortizing Notes”) issued by K. Hovnanian and unconditionally guaranteed on a senior basis by the Guarantors, which has an initial principal amount of $231.49 per Amortizing Note (and an initial aggregate principal amount of $23,149,000), bears interest at a rate of 11.00% per annum and has a final installment payment date of December 1, 2017.

I have examined the Registration Statement as it became effective under the Securities Act; K. Hovnanian’s and the Company’s prospectus dated April 18, 2011 (the “Base Prospectus”), as supplemented by the prospectus supplement dated September 19, 2012 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by K. Hovnanian and the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Units Agreement, dated as of October 2, 2012 (the “Units Agreement”), by and among K. Hovnanian, the Company, and Wilmington Trust Company, as units agent (the “Units Agent”); a copy of the global certificate representing the Units; the indenture, dated as of February 14, 2011 (the “Base Indenture”), by and among K. Hovnanian, the Company, as guarantor, and Wilmington Trust Company, as trustee (the “Trustee”); the Fourth Supplemental Indenture, dated as of October 2, 2012, by and among K. Hovnanian, the Guarantors, and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Exchangeable Notes Indenture”); a copy of the registered certificate representing the Exchangeable Notes and the guarantees of the Guarantors annexed thereto (the “Exchangeable Notes Guarantees”) initially annexed to the Units; the Fifth

Supplemental Indenture, dated as of October 2, 2012, by and among K. Hovnanian, the Guarantors, and the Trustee (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Amortizing Notes Indenture”, together with the Exchangeable Notes Indenture, the “Indentures”); a copy of the registered certificate representing the Amortizing Notes and the guarantees of the Guarantors annexed thereto (the “Amortizing Notes Guarantees”, and together with the Exchangeable Notes Guarantees, the “Guarantees”) initially annexed to the Units; a copy of a specimen certificate representing the Common Stock; and the Underwriting Agreement.  In addition, I have examined, and have relied as to matters of fact upon, the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents or statements of public officials and of officers and representatives of K. Hovnanian and the Guarantors and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.              The Units, the Exchangeable Notes and the Amortizing Notes have been duly authorized, executed and issued by K. Hovnanian.

2.              The Guarantees have been duly authorized, executed and issued by each of the Guarantors (other than the Company and the guarantors listed on Schedule I hereto.

I am a member of the Bar of the State of New Jersey and the State of New York, and I do not express any opinion herein concerning any law other than the law of the State of New Jersey, the State of California, the federal law of the United States and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Units and incorporated by reference in the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Michael Discafani
Michael Discafani
Vice President and Corporate Counsel

Schedule I

HOVNANIAN ENTERPRISES, INC.

K. HOVNANIAN AT CHESTER I, L.L.C.

K. HOVNANIAN AT LAWRENCE V, L.L.C.

K. HOVNANIAN AT MANSFIELD I, L.L.C.

K. HOVNANIAN AT MANSFIELD II, L.L.C.

K. HOVNANIAN AT NORTH BRUNSWICK VI, L.L.C.

K. HOVNANIAN AT WAYNE, VIII, L.L.C.

K. HOVNANIAN AT WEST WINDSOR, L.L.C.

K. HOVNANIAN CENTRAL ACQUISITIONS, L.L.C.

K. HOVNANIAN DEVELOPMENTS OF DELAWARE, INC.

K. HOVNANIAN HAMPTONS AT OAK CREEK II, L.L.C.

K. HOVNANIAN HOMES OF DELAWARE, L.L.C.

K. HOVNANIAN NORTH CENTRAL ACQUISITIONS, L.L.C.

K. HOVNANIAN NORTH JERSEY ACQUISITIONS, L.L.C.

K. HOVNANIAN SHORE ACQUISITIONS, L.L.C.

K. HOVNANIAN SOUTH JERSEY ACQUISITIONS, L.L.C.

WASHINGTON HOMES, INC.

K. HOVNANIAN AT MONROE II, INC.

K. HOVNANIAN AT NEW WINDSOR, L.L.C.

K. HOVNANIAN AT NORTHERN WESTCHESTER, INC.

K. HOVNANIAN COMPANIES OF NEW YORK, INC.

K. HOVNANIAN DEVELOPMENTS OF NEW YORK, INC.